Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

September 21, 2019

Alexander van ’t Noordende
[Redacted]

Dear Sander:

This letter agreement (this “Agreement”) confirms our understanding of the terms and conditions of your voluntary retirement from any and all employee, officer and director positions that you hold with Accenture plc and its direct and indirect subsidiaries, including, for the avoidance of doubt, Accenture LLP (collectively, the “Company”).

The Company is offering you the opportunity to receive certain payments and benefits as described below (collectively, the “Separation Benefits”) in exchange for your signing and not revoking a general release and waiver of claims in the form attached as Annex A hereto (the “Supplemental Release”), and your agreement to the other terms and conditions of this Agreement. To accept the terms and conditions set forth herein, you must sign, date and return this Agreement by email (PDF) or mail to the attention of Ellyn Shook by no later than twenty-one (21) days after the date that you receive this Agreement, as follows:

Ellyn Shook
Chief Leadership & Human Resources Officer
1345 Avenue of the Americas
New York, New York 10105
ellyn.j.shook@accenture.com

As is the case with all employee departures, and except as otherwise provided in this letter, any benefits payable to you in connection with your departure will be paid or made available in accordance with the applicable terms of the employee benefit plans of the Company in which you participate (as such plans may be amended or terminated from time to time).

1.    Ongoing Duties; Retirement Date; Resignation from Offices. Except as provided herein, you will remain an employee of Accenture LLP through December 31, 2019, or such other date as you and the Company may mutually agree to in writing (such date, the “Retirement Date”). Through October 1, 2019, you will continue to carry out your normal duties in the ordinary course, and through the Retirement Date you agree to cooperate with the Company in a transitional role, carrying out those duties and responsibilities set forth on Annex B hereto. Notwithstanding the foregoing, you will be permitted to use any of your previously accrued, but unused paid time off during the period from October 1, 2019 through the Retirement Date.

Effective as of the Retirement Date, you will be deemed to have resigned from any and all employee, officer and director positions that you hold with the Company, including, for the avoidance of doubt, your position with the Accenture Microsoft Business Group.

Nothing herein shall prevent Accenture LLP from terminating your employment for Cause (as defined in your Employment Agreement with Accenture LLP dated as of December 1, 2012 (including all Exhibits thereto, the “Employment Agreement”)) at any time prior to the Retirement Date, in which case you will not be entitled to any of the Separation Benefits.

2.    Treatment of Equity Awards. Subject to (a) your continued compliance with the terms of this Agreement (including Section 1 and Annex B hereof) and your covenants set forth in the Employment Agreement and your equity grant agreements, including your intellectual property, return of property, confidentiality, non-competition, and non-solicitation obligations, (b) your timely execution and non-revocation of this Agreement, and (c) your execution and non-revocation of the Supplemental Release on or following the Retirement Date and within the time period specified therein, Accenture plc agrees to:

(i) waive, effective as of the Retirement Date, the continued service requirements that apply to the restricted share units granted to you on January 1, 2018 and January 1, 2019, respectively, under Accenture’s Key Executive Performance Share Program (the “Key Executive RSUs”), such that your departure will not be deemed a termination of “Qualified Status” with regard to the Key Executive RSUs;

(ii) waive, effective as of the Retirement Date, the continued service requirements that apply to the restricted share units granted to you on January 1, 2019, under Accenture’s Leadership Performance Equity Award Program (the “Performance Equity RSUs”), such that your departure will not be deemed a “termination of employment” with regard to the Performance Equity RSUs; and

(iii) waive, effective as of the Retirement Date, the continued service requirements that apply to the restricted share units granted to you on January 5, 2018 and January 5, 2019, respectively, under Accenture’s Voluntary Equity Investment Program (the “VEIP RSUs”), such that your departure will not be deemed a “termination of employment” with regard to the VEIP RSUs.

For the avoidance of doubt, the release and settlement of the Key Executive RSUs, Performance Equity RSUs and VEIP RSUs will not be accelerated by this Agreement and you will only receive any Accenture plc class A ordinary shares underlying the Key Executive RSUs that actually vest based on the attainment of the specified performance criteria applicable to such awards as set forth in the grant agreements governing such Key Executive RSUs. Should you violate any of the restrictive covenants set forth in the grant agreements governing the Key Executive RSUs, Performance Equity RSUs or VEIP RSUs, including, without limitation, the non-solicitation and non-competition covenants set forth therein, you will immediately forfeit the service-based vesting benefit provided hereunder and agree to transfer any shares delivered in respect of the Key Executive

RSUs, Performance Equity RSUs and VEIP RSUs and any proceeds in respect of your sale of such shares to the company in accordance with any demand received from the Company for the transfer of such shares or proceeds. For your convenience, the Company’s current non-exhaustive list of competitive enterprises is attached hereto as Annex C.

Except as otherwise provided in this Section 2, the terms and conditions applicable to your outstanding equity awards will be governed pursuant to the applicable grant agreements, and such awards will either become vested or forfeited in accordance with such grant agreements.

3.    FY19 Performance Equity Award. You will receive a cash payment of $750,000, less applicable taxes and withholdings, in February of 2020, in lieu of any Performance Equity Award Program (“PEAP”) grant for performance in respect of the Company’s 2019 fiscal year.

4.    Payment of FY19 Annual Bonus. You will remain eligible to receive your regular annual cash bonus (to the extent earned) in respect of the Company’s 2019 fiscal year, with such bonus amount to be determined in accordance with your performance and payable at the same time when bonuses are determined and paid to the Company’s other Accenture Leaders in the ordinary course.

5.    Tax Withholdings. All of the payments and benefits described in this letter agreement will be subject to applicable tax withholdings. The Company may require you to remit amounts necessary to satisfy any such tax withholding obligations, or may otherwise withhold against amounts otherwise payable to you to satisfy such obligations.

6.    General Release and Waiver of Claims. As a material inducement to Accenture plc to enter into this Agreement and as part of the consideration for the Separation Benefits offered to you, to which you agree you are not otherwise entitled, you are expressly agreeing to the general release and waiver of claims in this Section 6 (the “General Release and Waiver of Claims”). Under this General Release and Waiver of Claims, you hereby forever release, waive and discharge Accenture plc, Accenture LLP, their respective affiliates, and all of their present and former directors, officers, partners, employees, representatives, fiduciaries, attorneys and agents (“Released Parties”) from any and all claims of any nature whatsoever, known or unknown which you now have, or at any time may have had, against the Released Parties up to and including the date that you execute and return this Agreement (“Claims”). This General Release and Waiver of Claims includes, without limitation, any Claims related to your employment, the Employment Agreement, the Accenture plc 2001 Share Incentive Plan, the Accenture plc 2010 Share Incentive Plan, and the Accenture plc 2010 Employee Share Purchase Plan, your equity award agreements and other employee benefits, your compensation, your activities on behalf of the Company, the termination of your employment, Claims of wrongful discharge, Claims of discrimination under the common law or any federal or state statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act, all as amended), Claims relating to the Company’s intellectual property, confidential information and trade secrets, Claims of misrepresentation, Claims of detrimental reliance, and all other statutory, common law or other Claims of any nature whatsoever. This General Release and Waiver of Claims does not apply to any Claims: (i) to be indemnified and held harmless as an officer (or former officer) of the Company to the maximum extent permitted under the Company’s charter(s), by-laws and applicable law, and to be covered as an insured under the Company’s contract of directors and officers liability insurance as in effect from time to time; (ii) concerning a breach of this Agreement; or (iii) arising after the date that you execute and return this Agreement.

With respect to the Claims you are waiving herein, to the fullest extent permitted by law, you are waiving your right to receive money or other relief in any action instituted by you or on your behalf by any person, entity or government agency. You are also waiving any right to participate in any class, collective, or representative action against Accenture plc or any of its affiliates (including, but not limited to, in the capacity of class representative, absent class member or opt-in plaintiff) with regard to any Claims released in this Agreement and its General Release and Waiver of Claims. Nothing in this Agreement shall limit the rights of any government agency or your right of access to, cooperation or participation with any government agency, including, without limitation, the United States Equal Employment Opportunity Commission or to receive any whistleblower award.

7.    Notice and Right to Consider. You are advised to review this Agreement with an attorney of your choice before signing this Agreement. In any event, you should thoroughly review and understand the effect of this Agreement and its General Release and Waiver of Claims before signing below. You have up to twenty-one (21) days from the date you receive this Agreement to complete your review and sign it. You acknowledge that if you sign this Agreement prior to the expiration of the twenty-one (21) day period that you did so voluntarily, and you expressly waive any and all rights to consider this Agreement for the balance of the 21-day review period. For seven (7) days after the date that you execute and return this Agreement, you have the right to revoke your acceptance of this Agreement. To revoke your acceptance, you must submit a written notice of revocation to Accenture plc by email (PDF) or mail (as directed on the first page of this Agreement) no later than seven (7) days after the date that you execute and return this Agreement. You should understand that if you revoke your acceptance of this Agreement, you will forfeit all of the Separation Benefits that otherwise would have been payable to you pursuant to this Agreement.

8.    Cooperation. You agree to cooperate fully with the Released Parties (without additional compensation), which, if after December 31, 2019, shall be at such times and locales as not interfering with your other business endeavors, in connection with any dispute arising out of matters with which you were directly or indirectly involved while serving as a senior executive of the Company. This cooperation shall include, but shall not be limited to, meeting with, and providing information to, Accenture plc, Accenture LLP, and their respective affiliates and each of their respective legal counsel, maintaining the confidentiality of any past or future privileged communications with Accenture plc’s, Accenture LLP’s or such affiliate’s legal counsel (outside and in-house counsel), and making yourself available to testify truthfully by affidavit, in depositions, or in any other forum at the request of Accenture plc, Accenture LLP or any of their respective affiliates. You understand that the term “cooperate” is without regard for whether the information or testimony you provide is favorable or unfavorable to the Company. In connection with any cooperation that you provide at the Company’s request in accordance with this Section 8, you will be entitled to reimbursement for any reasonable out-of-pocket expenses for travel and accommodations that are pre-approved in writing by Accenture plc and incurred by you in connection with the performance of such services.

9.    Miscellaneous. This Agreement is binding upon and will inure to the benefit of you, your heirs, administrators, representatives and executors and upon the successors and assigns of the Company. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Any disputes with respect to this Agreement shall be resolved in accordance with Section 13 of the Employment Agreement. This Agreement may not be modified, other than by a written agreement executed by you and Accenture plc, nor may any provision hereof be waived other than by a writing executed by Accenture plc. The waiver by Accenture plc or you of any particular default by the other party to this Agreement shall not affect or impair the rights of the aggrieved party with respect to any subsequent default by the other party of the same or of a different kind, nor shall any delay or omission by Accenture plc or you to exercise any right arising from any default by the other party affect or impair any rights of the aggrieved party may have with respect to the same or any future default by the other party. This Agreement (including the annexes hereto) constitutes the entire agreement relating to the subject matter hereof and supersedes all prior agreements, offers and representations whether oral or in writing, formal or informal, in relation to your retirement and termination of employment. You acknowledge that by entering into this Agreement, you have not relied on any representations or warranties (express or implied) about its subject matter, except as provided in this Agreement. If any provision of this Agreement (including, without limitation, any portion of the General Release and Waiver of Claims) shall be held or deemed to be invalid, illegal, or unenforceable in any jurisdiction, for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case. In the event of your death before receipt of all amounts and benefits due you under Sections 1, 2, 3 and 4 of this Agreement, such amounts will be paid and benefits provided to your estate at the time otherwise payable to you.

10.    Confidentiality. The parties agree that all communications surrounding your employment and termination of employment will be consistent with the form of press release and internal announcement to employees attached hereto as Annex D. Nothing herein or in any other agreement prevents you from providing truthful information to government authorities. In addition, you will not be held liable under federal or state trade secrets law or under this or any other agreement for disclosing trade secrets or other confidential information in confidence to a government official or attorney for the purpose of reporting or investigating a suspected violation of law or in a court filing under seal.

[Signature Page Follows.]

We thank you for your service to the Company and look forward to your continued contributions to the Company during this transition period. If you wish to enter into this Agreement with Accenture plc, please sign and date below and return it to Accenture plc within the time period and as directed on the first page and in Section 7 of this Letter Agreement.

Sincerely,

ACCENTURE PLC

By:     /s/ Joel Unruch
Joel Unruch
General Counsel, Secretary &
Chief Compliance Officer

I hereby acknowledge and agree that I have reviewed the Agreement in its entirety. I understand its contents. I voluntarily agree to all of the terms and conditions of the Agreement.

/s/ Alexander van ’t Noordende
Alexander van ’t Noordende
Date: _9/22/2019___________

Annexes A - D

[Redacted]